SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 12, 2004

Date of Report

(Date of earliest event reported)

INFOSPACE, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

0-25131	91-1718107
(Commission File No.)	(IRS Employer Identification Number)

601 108th Avenue N.E., Suite 1200

Bellevue, Washington 98004

(Address of Principal Executive Offices)

425-201-6100

(Registrant’s Telephone Number, Including Area Code)

Item 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

On January 14, 2004, InfoSpace, Inc. (the “Company” announced that on January 12, 2004, the King County Superior Court ruled on several summary judgment motions in the lawsuit entitled InfoSpace, Inc. v. Naveen Jain, et al.

The original complaint, filed on March 10, 2003, names as defendants Naveen Jain, the Company’s founder, former chief executive officer and chairman, Kevin Marcus, the Company’s former chief software architect, and Intelius, Inc., the company they co-founded. The complaint alleges that the defendants breached their fiduciary and contractual duties owed to the Company, wrongfully interfered with the Company’s contractual relationships and misappropriated InfoSpace trade secrets and confidential information in order to unfairly compete with the Company.

On pre-trial motions submitted by the parties, the Court ruled that Messrs. Jain and Marcus did not violate their non-compete covenants or trade secret law, or interfere with any InfoSpace contractual relationship. In its ruling, the Court acknowledged that a genuine issue of fact was raised on the question of whether Messrs. Jain and Marcus did engage in a business competitive with a business being developed by InfoSpace. However, the Court based its ruling on its finding that the Company had not established an issue of material fact with respect to whether Messrs. Jain and Marcus engaged in unfair competition with InfoSpace through the use of confidential or proprietary information that they had acquired in their prior positions at InfoSpace.

In the Company’s favor, the Court ruled that Mr. Jain violated his non-compete agreement by not returning Company property. The Court also ruled that InfoSpace’s claims that Mr. Jain had breached his fiduciary duty by competing with the Company while he was a director and that he had breached the non-solicitation provision of his agreement with InfoSpace were matters to be considered in a jury trial.

The Company intends to appeal the ruling that enforcement of a non-compete requires a showing of the use of confidential and proprietary information.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)	EXHIBITS.

99.1	Press Release, dated January 14, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2004

INFOSPACE, INC.

By:	/s/ JOHN M. HALL
John M. Hall
Senior Vice President and General Counsel